Exhibit 99.1

NCR Voyix Appoints Irv Henderson to Board of Directors
ATLANTA--(BUSINESS WIRE)--Mar. 14, 2024-- NCR Voyix Corporation (NYSE: VYX), a leading provider of technology solutions to the retail, restaurant and banking industries, today announced the appointment of Irv Henderson to its Board of Directors.
Mr. Henderson brings more than two decades of experience in software development and point-of-sale (POS) software to the NCR Voyix Board of Directors. He most recently served as executive vice president and chief digital officer at U.S. Bank, where he led development and execution of the One U.S. Bank digital strategy for business customers. Mr. Henderson joined U.S. Bank via its acquisition of talech, a provider of point-of-sale (POS) systems for restaurants and retailers, which he co-founded, serving as CEO from 2012 until its acquisition in 2019. His career also includes technology product leadership roles with Yahoo!, Obopay and InfoSpace Mobile.
"We are very pleased to welcome Irv Henderson to the NCR Voyix Board of Directors,” said James Kelly, chairman of the NCR Voyix Board of Directors. “Irv’s extensive background in technology and POS, combined with his software development experience and service to the restaurant and retail industries, will greatly contribute to our goal of creating significant shareholder value. We welcome his leadership and expertise as NCR Voyix advances its strategy of creating the future of commerce."

About NCR Voyix
NCR Voyix Corporation (NYSE: VYX) is a leading global provider of digital commerce solutions for the retail, restaurant and digital banking industries. NCR Voyix transforms retail stores, restaurant systems and digital banking experiences with comprehensive, platform-led SaaS and services capabilities. NCR Voyix is headquartered in Atlanta, Georgia, with approximately 15,000 employees and customers in 35 countries.

Contacts
NCR Voyix Investor Contact
Alan Katz
alan.katz@ncrvoyix.com

NCR Voyix Media Contact
Lee Underwood
lee.underwood@ncrvoyix.com